Exhibit 99.2

NextNav Announces Redemption of Public Warrants

Reston, VA — May 27, 2026 — NextNav Inc. (NASDAQ: NN) (“NextNav or the “Company”) a leader in next generation positioning, navigation, and timing (PNT) and 3D geolocation, today announced that it has delivered a notice of redemption for all of its outstanding public warrants (NASDAQ: NNAVW) (the “Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”) at an exercise price of $11.50 per share.  The Warrants will be redeemed at 5 p.m. New York City Time on June 26, 2026 (the “Redemption Date”), for a redemption price of $0.01 per Warrant (the “Redemption Price”), in accordance with the terms of the Company’s Amended and Restated Warrant Agreement dated as of October 28, 2021 (the “Warrant Agreement”).

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the Warrants if the last reported sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given.

As of May 26, 2026, approximately 10 million Warrants were outstanding. Holders of the Warrants may exercise them for cash at an exercise price of $11.50 per share of Common Stock at any time prior to 5 p.m. New York City Time on the Redemption Date by contacting their broker. Any unexercised Warrants outstanding as of 5 p.m. New York City Time on the Redemption Date will be redeemed for the Redemption Price and will thereafter be cancelled and cease to be outstanding.

 “This action simplifies our capital structure, positioning us with greater financial flexibility as we continue executing on our strategy,” said Tim Gray, CFO of NextNav.

Holders of Warrants should direct any questions concerning exercising their Warrants to their broker or to the Warrant Agent, Continental Stock Transfer and Trust Company, at 1 State Street, 30th Floor, Attention: Compliance Department, Floor New York, NY 10004, or by telephone at (212) 509-4000.  General questions concerning the redemption may be directed to the Company’s investor relations team at ir@nextnav.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Company Contact

IR@nextnav.com

About NextNav

NextNav Inc. (Nasdaq: NN) is a leader in next-generation 3D Positioning, Navigation, and Timing (PNT) solutions. As the nation’s largest license holder in a spectrum band expressly designated for terrestrial positioning services, NextNav is uniquely positioned to enable a widescale terrestrial complement and backup to GPS. Leveraging licensed low-band spectrum and the global 5G ecosystem, NextNav is focused on delivering an accurate, reliable, and resilient 3D PNT solution to protect national security, public safety, and the economy. Learn more at www.nextnav.com.

For more information, please visit https://nextnav.com/ or follow NextNav on X at https://x.com/NextNav or LinkedIn at https://www.linkedin.com/company/nextnav/.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements include, but are not limited to, statements regarding the redemption of the Warrants. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.